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                                                                       Exhibit 5


Sumner H. Lipman     Ronald E. Colby, III                     227 Water Street
David M. Lipman      Walter F. McKee                             P.O. Box 1051
Roger J. Katz        Karen E. (Lipman) Boston                   Augusta, Maine
Robert J. Stolt      Tracie L. Adamson                              04332-1051
Keith R. Varner      Gregg D. Bernstein                           207-622-3711
                                                                  800-660-3713
         Joseph B. Campbell (1908-1999)                      Fax: 207-622-7415
                                                   Website: www.lipmankatz.com


                                March 29, 2002

Northeast Bancorp
232 Center Street
Auburn, Maine 04210

Re:  Northeast Bancorp
     Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as limited special corporate counsel to Northeast Bancorp, a Maine corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 150,000 shares of the Company's common stock, $1.00 par value (the "Shares"), to be issued by the Company under the Northeast Bancorp 2001 Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive stock options and nonqualified stock options (collectively, "Options") to employees and directors of the Company and its subsidiaries, including Northeast Bank, F.S.B., with respect to an aggregate of 150,000 shares of common stock.

     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the Plan, (b) the Articles of Incorporation of the Company, (c) the Bylaws of the Company, (d) certain resolutions adopted by the Board of Directors of the Company relating to the approval of the Plan, the reservation of Shares for issuance thereunder, and related matters, (e) the proxy statement on Schedule 14A as filed with the Commission on October 5, 2001 and mailed to shareholders of the Company in connection with the 2001 Annual Meeting of Shareholders relating to, among other things, the adoption of the Plan, (f) the Inspector of Elections Report relating to adoption of the Plan by the Company's shareholders at the Annual Meeting of Shareholders held on November 13, 2001, and (g) the Registration Statement. The Inspector of Elections Report
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Northeast Bancorp
March 29, 2002
Page 2

indicates that the Plan was approved by a majority of all outstanding shares entitled to vote thereon.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic, the authenticity of the originals of such documents, and the accuracy and completeness of all corporate records made available to us by the Company. We also have assumed that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments. We also have assumed that each award agreement setting forth the terms of each grant of Options under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration recorded by the Company for the Shares will be an amount at least equal to par value of the Shares.

     Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares are issued upon exercise of Options granted pursuant to the actions of the committee administering the Plan and under the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We are aware that we are referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement relating to the Shares, and we hereby consent to such use of our name in such Prospectus.



                                                  Lipman & Katz, P.A.